PUTNAM INCOME FUND
     INSTRUCTION TO CALLERS EMPLOYED BY D.F. KING & CO. FOR USE WITH
                         ABSTAINING SHAREHOLDERS

Hello, Mr./Ms. (Shareholder).  My name is ____________________.
I am calling from D.F. King & Co., Inc. We are assisting Putnam Income Fund in regard to its Meeting of Shareholders to be held April 6, 1995. Do you have a moment? Is this a good time to talk for a few minutes?

First, let me assure you that, at Putnam's request, D.F. King maintains strict confidentiality and Putnam is never aware of how a shareholder votes on any proposal. We are an independent proxy solicitation firm assisting Putnam in this matter. Putnam has asked us to contact shareholders who have abstained, because in our experience with companies of all types we have found that when a shareholder abstains on an issue, it is often because he or she feels the need for more information or the opportunity to ask questions. You have abstained on proposal 3, which seeks shareholder approval of a new management contract, and we would be glad to discuss this matter with you or attempt to answer questions if you would like.

Would you like further information on this proposal?

If No: We appreciate that you returned your proxy and that we had the opportunity for this conversation.

If Yes:        [Provide attached description of Proposal 3.]

               Do you have any questions? [Refer to questions and answers on Proposal 3]

               If you wish, you can change your vote on Proposal
               3 or any other proposal right now. Would you like to vote at this time?

If Yes: Your new vote will automatically supersede your previous vote. You will receive a confirmation of your new voting instructions in the mail. Thank you for taking the time to discuss this matter. Have a good day/night.

If No: Would you like us to send you another proxy card and statement?

If Yes:        We'll get that in the mail to you right away.

If No:          Thank you for taking the time to discuss this
               matter.  Have a good day/night.


























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